Exhibit 99.1

News Release

Date	April 29, 2004
For Release	Upon Receipt
Contact	Media:	Financial Community:
	John Laudenslager	Quynh McGuire
	412-232-6848	412-393-1259

DUQUESNE LIGHT HOLDINGS REPORTS FIRST-QUARTER 2004 RESULTS

PITTSBURGH – Duquesne Light Holdings (NYSE: DQE) today reported first-quarter 2004 earnings available for common stock were $21.8 million, or $0.29 per share, compared to earnings of $29.4 million, or $0.39 per share, in the first quarter of 2003. Earnings from 2003 included an after-tax gain of $7 million, or $0.09 per share, related to the sale of DQE Financial’s investment in a natural gas operating partnership and $1.7 million, or $0.02 per share, related to discontinued operations.

Continuing Operations

Earnings from continuing operations in first quarter 2004 were $21.7 million, or $0.29 per share, compared to earnings of $27.7 million, or $0.37 per share, in the first quarter of 2003. Earnings from 2003 included the after-tax gain mentioned earlier. Earnings reported by subsidiary, were as follows:

•	Duquesne Light reported earnings of $17 million in the first quarter of 2004, compared to $15.9 million in the first quarter of 2003. The increase is primarily due to a $4.6-million decrease in interest expense, partially offset by a $2.9-million increase in operating expenses. Interest expense decreased due to the retirement of $202.8 million of debt in 2003, and the retirement of $75.8 million of debt in the first quarter of 2004. The increase in operating expenses from 2003 was due primarily to increases in both pension and postretirement benefit expenses, and billing and collection costs.

•	DQE Financial reported earnings of $6.9 million in the first quarter of 2004, compared to $14.4 million in the first quarter of 2003. The decrease is primarily related to the $7-million, after-tax gain recorded in first quarter 2003, as mentioned earlier.

•	DQE Energy Services reported earnings of $4 million in the first quarter of 2004, compared to $3.7 million in the first quarter of 2003.

•	DQE Communications reported earnings of $0.3 million in the first quarter of 2004, compared to $0.1 million in the first quarter of 2003.

Discontinued Operations

Included in the first-quarter 2004 results was income from discontinued operations of $0.1 million, compared to $1.7 million in the first quarter of 2003. The earnings of discontinued operations include the results of AquaSource, which completed the sale of its assets in July 2003.

Regulatory Update

On April 16, 2004, briefs were filed addressing Duquesne Light’s long-term energy supply plan, currently under review by the Pennsylvania Public Utility Commission (PUC). The briefs could result in the resolution of all issues between the company and advocates representing residential, small commercial and a group of major commercial and industrial customers.

Filings by Duquesne Light, the Office of the Consumer Advocate, the Office of Small Business Advocate and the Duquesne Industrial Intervenors note that the groups have reached consensus on all issues and that the amended company supply proposal is reasonable and in the public interest.

Highlights of the filings include:

•	A six-year supply plan for residential and small commercial customers who have not selected an alternative generation supplier. Customers would receive this provider-of-last-resort (POLR) electric service for the first three years, beginning in 2005, at fixed rates consistent with those detailed in the company’s original proposal. The second three years would have rates bounded by both a floor (the rates for the first three years) and a ceiling (the rates originally proposed by the company for 2008-2010).

•	An annual competitive request-for-proposal process for providing energy to large commercial and industrial customers. Duquesne Light would receive an adder to compensate it for costs and risks involved in providing energy to those customers. Different by rate class, the adder would, on average, equate to $2.70 per megawatt-hour, based on POLR retention levels in 2003.

•	The company would provide renewable and environmentally beneficial energy resources as part of its supply plan.

•	Duquesne Light would agree, for the first three years of the plan, not to seek an increase in distribution rates except under very specific and limited circumstances.

While the company has reached agreement with all of its major customer groups, some competitive suppliers are opposed to these filings. Their objections will be evaluated as part of the overall PUC review process. The administrative law judge is expected to make a recommended decision during the week of May 24, and a final PUC order is scheduled for July 8. Duquesne Light is confident the PUC will weigh all input and make a fair decision.

Balance Sheet

Total first-quarter 2004 capital expenditures were $19.1 million, which includes $18.9 million for Duquesne Light Company and $0.2 million for other businesses.

Duquesne Light continues to strengthen its balance sheet through the reduction of debt. In the first quarter of 2004, Duquesne Light retired $75 million of Monthly Income Preferred Securities (MIPS). In April, the company called the remaining $75 million, and therefore, will have completed the retirement of all outstanding MIPS by May 21, 2004.

On April 16, 2004, Duquesne Light issued $75 million of 6.5-percent preferred stock. Proceeds were used to partially repay short-term borrowings made under the company’s credit facility.

Earnings Outlook

The company confirms its 2004 earnings guidance of $80 million to $85 million, or $1.05 to $1.11 per share, from continuing operations.

A live Internet broadcast of the company’s management presentation to members of the financial community is scheduled for 11 a.m., EDT, Friday, April 30, and can be accessed at www.duquesnelight.com. A replay of the presentation will be made available on the company’s website through May 14. Please refer to the company’s 10-Q, which will be filed May 10, for additional details regarding first-quarter 2004 results.

About the Company

Duquesne Light Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers throughout southwestern Pennsylvania.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties, some of which are discussed below. Projected Duquesne Light Holdings cash flow, earnings, earnings growth, capitalization and dividends (as well as earnings per share and total shareholder return goals) will depend on the performance of Duquesne Light Holdings’ subsidiaries, and board policy. Demand for and pricing of electricity and landfill gas, changing market conditions and weather conditions could affect earnings levels. Duquesne Light’s earnings will be affected by the number of customers who choose to receive electric generation through POLR II, by final PUC approval of POLR III and by the continued performance of the generation supplier. POLR II customer retention will depend on market generation prices. The ultimate structure of POLR III will be subject to PUC review and approval, and may depend on the ability to negotiate appropriate terms with suitable generation suppliers. Any debt reduction or refinancing will depend on the availability of cash flows and appropriate replacement or refinancing vehicles. The credit ratings received from the rating agencies could affect the cost of borrowing, the access to capital markets and liquidity. The amount and timing of any security issuance will depend on financial market performance and interest rates. Purchase price adjustments related to the sale of AquaSource, and the resolution and disposition of the retained liabilities and indemnities, may affect earnings and cash flows. The outcome of the current IRS audit may affect any refunds owed to us. Customer energy demand, fuel costs and plant operations could affect DQE Energy Services’ earnings. The outcome of the shareholder litigation initiated against Duquesne Light Holdings may affect performance. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued viability of, and compliance with the requirements for, applicable federal tax credits. The final resolution of proposed adjustments regarding state income tax liabilities (which will depend on negotiations with the appropriate tax authorities) could affect financial position, earnings, and cash flows. Overall performance by Duquesne Light Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Duquesne Light Holdings’ SEC filings made to date.

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STATEMENT OF INCOME

(All amounts in millions, except per share data)

	Three Months Ending March 31,
(Unaudited)	2004	2003
Operating Revenues:
Retail sales of electricity	$188.4	$193.4
Other	28.7	26.9

Total Operating Revenues	217.1	220.3

Operating Expenses:
Purchased power	94.2	96.4
Other operating and maintenance	54.1	50.1
Depreciation and amortization	20.4	24.1
Taxes other than income taxes	13.2	13.7

Total Operating Expenses	181.9	184.3

Operating Income	35.2	36.0

Other Income	4.1	19.6

Interest and Other Charges	14.4	19.2

Income from Continuing Operations Before Income Taxes	24.9	36.4

Income Tax Expense	3.2	8.5

Income from Continuing Operations	21.7	27.9

Income from Discontinued Operations - Net	0.1	1.7

Net Income	21.8	29.6

Dividends on Preferred Stock	—	0.2

Earnings Available for Common Stock	$21.8	$29.4

Average Number of Common Shares Outstanding	75.9	74.5

Basic Earnings Per Share of Common Stock	$0.29	$0.39

Dividends Declared Per Share of Common Stock	$0.25	$0.25

Actual Number of Common Shares Outstanding	76.0	74.6

OPERATING STATISTICS

	Three Months Ended March 31,
(Unaudited)	2004	2003
Operating Revenues (in millions):
Retail Sales of Electricity:
Residential	$77.9	$76.1
Commercial	75.1	82.0
Industrial	32.0	32.3
EGS Transmission	3.4	3.0

Revenues from Retail Sales of Electricity	188.4	193.4
Other	28.7	26.9

Total Operating Revenues	$217.1	$220.3

Megawatt-hours (MWh) Delivered (in thousands):
Residential	1,004	979
Commercial	1,581	1,566
Industrial	812	801

MWh Delivered	3,397	3,346

MWh Supplied (in thousands):
Residential	760	723
Commercial	979	1,083
Industrial	621	653

MWh Supplied	2,360	2,459